Exhibit 5.1

[Letterhead of Forest City Enterprises, Inc.]

May 12, 2015

Forest City Enterprises, Inc.
Terminal Tower, 50 Public Square, Suite 1100
Cleveland, OH 44113

Re:	Offer and Sale of 32,500,000 Shares of Class A Common Stock by Forest City
Enterprises, Inc. and An Additional 4,875,000 Shares of Class A Common Stock
to Cover Underwriter Overallotments

Ladies and Gentlemen:

As Executive Vice President, General Counsel and Secretary for Forest City Enterprises, Inc., an Ohio corporation (the “Company”), I have acted as counsel in connection with the purchase from the Company of 32,500,000 shares of the Company’s Class A common stock, par value $0.33-1/3 per share (the “Common Stock”), and an additional 4,875,000 shares of Common Stock to cover Underwriter overallotments (the “Securities”), as contemplated in that certain Underwriting Agreement, dated as of May 6, 2015 (the “Underwriting Agreement”), by and among the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman, Sachs & Co. and Citigroup Global Markets Inc., as representatives of the several underwriters named therein (the “Underwriters”). This opinion is being provided in connection with the filing of the Current Report on Form 8-K (the “Form 8-K”).

In rendering the opinion herein, I have examined such documents and records, including an examination of originals or copies certified or otherwise identified to my satisfaction, and matters of law as I have deemed necessary for purposes of this opinion, including but not limited to (collectively, the “Documents”):

1.
The Registration Statement on Form S-3ASR (No. 333-200825), as amended or supplemented to date, relating to the Securities, effective upon filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on December 9, 2014 (the “Registration Statement”), in the form in which it was filed with the Commission by the Company;

2.
The prospectus that forms a part of the Registration Statement, dated December 9, 2014 (the “Base Prospectus”), as supplemented by the preliminary prospectus supplement, dated May 4, 2015, relating to the Securities (the “Preliminary Prospectus Supplement” and, together with the Base Prospectus, the “Preliminary Prospectus”), in the forms in which they were filed with the Commission by the Company;

May 12, 2015

3.
The Base Prospectus, as supplemented by the final prospectus supplement, dated May 6, 2015, relating to the Securities (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”), in the forms in which they were filed with the Commission by the Company;

4.	The Articles of Incorporation of the Company, as amended (the “Articles”);

5.	The Code of Regulations of the Company, as amended (the “Regulations”);

6.
Resolutions adopted by the Board of Directors of the Company (the “Board”) relating to (a) the registration, sale and issuance of the Securities; and (b) the creation and delegation of authority to a Pricing Committee of the Board in connection with the sale and issuance of the Securities (the “Pricing Committee”); and

7.	Resolutions adopted by the Pricing Committee relating to the sale and issuance of the Securities.

In rendering the opinion below, I have assumed (i) each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so; (ii) each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so; (iii) each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations (including the Company’s) set forth therein are legal, valid and binding; (iv) the authenticity of all Documents, including original and certified documents and the conformity to original or certified copies of all copies submitted to me as reproduced or electronically transmitted copies; (v) the genuineness of all signatures on all Documents; (vi) that all public records I have reviewed or relied upon are true and complete and that all statements and information contained in the Documents are true and complete; (vii) that each of the Underwriters has duly authorized, executed and delivered the documents to which each is a party and that such documents are valid, binding and enforceable obligations of each; and (xiii) the Underwriting Agreement is a valid and legally binding contract that conforms to the description thereof set forth in the Prospectus.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is my opinion that, upon issuance and delivery of the Securities as contemplated by the resolutions of the Board and the Pricing Committee relating to the sale and issuance of the Securities and upon payment therefor as contemplated in the Underwriting Agreement, the Securities will be duly authorized, validly issued, fully paid and non-assessable.

My opinion expressed herein is limited by: (i) bankruptcy, insolvency, reorganization, fraudulent transfer, conveyance, voidable preference, moratorium or other similar laws, regulations or judicial opinions of general applicability, including those relating to or affecting creditors’ rights generally; and (ii) general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity.

May 12, 2015

In rendering the foregoing opinion, I have relied as to certain factual matters upon certificates of officers of the Company, and I have not independently checked or verified the accuracy of the statements contained therein. As to any facts relevant to the opinion expressed herein, I have also relied upon certificates of public officials and, in respect of such certificates, I am justified in relying upon the same. My examination of the matters of law has been limited to the laws of the State of Ohio and the federal laws of the United States of America, each as in effect on the date hereof, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

I hereby consent to the filing of this legal opinion as Exhibit 5.1 to the Form 8-K. In giving such consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/S/ Geralyn M. Presti

Geralyn M. Presti
Executive Vice President, General Counsel and Secretary